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                                                                   EXHIBIT 99(a)


April 26, 1996



NEWS RELEASE


        The Board of Directors of BanPonce Corporation, at its meeting held today, authorized a stock split of one share for each share outstanding, bringing total outstanding shares to 66,001,180. The new shares will be distributed on July 1, 1996 to the shareholders of record on June 14, 1996.

        The Board also approved an increase of the quarterly cash dividend to $0.18 per common share for the third quarter of 1996. This represents an increase of 20 percent over the $0.15 per share, after adjustment to reflect the split, paid in previous quarterly cash dividends. The dividend is payable on July 1, 1996 to shareholders of record on June 14, 1996.

        For more information, please contact Mr. Jorge A. Junquera, Senior Executive Vice President, at (787) 754-1685.